QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Ditech Communications Corporation

Subsidiaries of Registrant	Jurisdiction of Incorporation	Subsidiary's Business Name
Altamar Networks, Inc.	Delaware	Altamar Networks, Inc.
Altamar Networks Pty. Ltd.	Australia	Altamar Networks Pty. Ltd.
Atmosphere Networks, Inc.	Delaware	Atmosphere Networks, Inc.
Ditech Communications Europe Limited	United Kingdom	Ditech Communications Europe Limited

QuickLinks

  Exhibit 21.1
Subsidiaries of Ditech Communications Corporation